ImmuCell Announces Financial Results for Second Quarter of 2009

PORTLAND, ME -- (Marketwire - August 04, 2009) - ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the quarter and six months ended June 30, 2009.

For the three-month period ended June 30, 2009, product sales increased by 21%, or $175,000, to $1,001,000 in comparison to the same period in 2008. For the six-month period ended June 30, 2009, product sales increased by less than 1%, or $4,000, to $2,461,000 in comparison to the same period in 2008.

"In this economy, some say that 'the new up is flat.' At a time when our primary customers are fighting to stay in business in the face of record low milk prices and high feed costs, any sales growth is an important validation of the value of our products," commented Michael F. Brigham, President and CEO.

Product development expenses increased by 16%, or $66,000, to $489,000 during the three-month period ended June 30, 2009 in comparison to the same period in 2008. Product development expenses increased by 22%, or $166,000, to $921,000 during the six-month period ended June 30, 2009 in comparison to the same period in 2008.

The loss before income taxes was $(282,000) during the three-month period ended June 30, 2009 in comparison to a loss before income taxes of $(339,000) during the same period in 2008. The net loss was $(148,000) (or $(0.05) per share) during the three-month period ended June 30, 2009 in comparison to a net loss of $(238,000) (or $(0.08) per share) during the same period in 2008.

The loss before income taxes was $(319,000) during the six-month period ended June 30, 2009 in comparison a loss before income taxes of $(210,000) during the same period in 2008. The net loss was $(182,000) (or $(0.06) per share) during the six-month period ended June 30, 2009 in comparison to a net loss of $(160,000) (or $(0.06) per share) during the same period in 2008.

"Our product development spending and our loss before income taxes largely reflect our strategic decision to make a significant and controlled investment in Mast Out®," added Mr. Brigham. "In connection with the development of Mast Out®, we have completed the treatment phase of the pivotal effectiveness study and will make a public announcement of the results as soon as the data analysis is complete."

Cash, cash equivalents and short-term investments decreased by 5%, or $238,000, to $4,816,000 at June 30, 2009 as compared to $5,054,000 at December 31, 2008. Stockholders' equity decreased by less than 1%, or $27,000, to $9,617,000 at June 30, 2009 as compared to $9,644,000 at December 31, 2008. The Company had 2,971,000 shares of common stock outstanding as of June 30, 2009.

                                       (Unaudited)         (Unaudited)
                                    Three Months Ended   Six Months Ended
                                         June 30,            June 30,
                                    ------------------  ------------------
(In thousands, except per share
 amounts)                             2009      2008      2009      2008
                                    --------  --------  --------  --------
Revenues:
Product Sales                       $  1,000  $    826  $  2,461  $  2,457
Other Revenues                             1        --         2         5
                                    --------  --------  --------  --------
Total Revenues                         1,001       826     2,463     2,462

Cost and expenses:
Product costs                            513       447     1,253     1,261
Product development expenses             489       423       921       755
Selling, general and administrative
 expenses                                315       351       677       772
                                    --------  --------  --------  --------
Total costs and expenses               1,317     1,221     2,851     2,788
                                    --------  --------  --------  --------

Net operating loss                      (316)     (395)     (388)     (326)

Interest and other income                 33        56        69       116
                                    --------  --------  --------  --------

Loss before income taxes                (283)     (339)     (319)     (210)
Income tax benefit                      (135)     (101)     (137)      (50)
                                    --------  --------  --------  --------
Net loss                            $   (148) $   (238) $   (182) $   (160)
                                    ========  ========  ========  ========

Net loss per common share:
Basic                               $  (0.05) $  (0.08) $  (0.06) $  (0.06)
Diluted                             $  (0.05) $  (0.08) $  (0.06) $  (0.06)
                                    ========  ========  ========  ========

Weighted average common shares
 outstanding:
Basic                                  2,971     2,893     2,947     2,893
Diluted                                2,971     2,893     2,947     2,893

(In thousands)                      At June 30, 2009   At December 31, 2008
                                    ----------------   --------------------
Cash, cash equivalents and
 short-term investments             $          4,816   $              5,054
Total assets                                  10,007                 10,128
Net working capital                            6,192                  6,245
Stockholders' equity                $          9,617   $              9,644

ImmuCell Corporation is a biotechnology company that is developing, manufacturing and selling products that improve animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at http://www.immucell.com.

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106